EXHIBIT 18

LETTER OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REGARDING CHANGE IN ACCOUNTING PRINCIPLE

October 29, 2012

Board of Directors

Ferro Corporation

6060 Parkland Blvd.

Mayfield Heights, Ohio 44124

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 30, 2012, of the facts relating to your changes in accounting principle for your defined benefit pension and other postretirement benefit plans from a method that initially recognizes actuarial gains and losses in shareholders’ equity in the period incurred and amortizes them as a component of net periodic benefit cost in future periods subject to a corridor, to a method that recognizes actuarial gains and losses in the income statement in the period incurred. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting changes described in your Quarterly Report on Form 10-Q are to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Ferro Corporation and subsidiaries as of any date or for any period subsequent to December 31, 2011. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Ferro Corporation and subsidiaries as of any date or for any period subsequent to December 31, 2011.

Yours truly,

/s/ Deloitte & Touche LLP